Exhibit 10.1

PHILIP MORRIS INTERNATIONAL INC.
2008 PERFORMANCE INCENTIVE PLAN
(as amended and restated effective February 11, 2010)

DEFERRED STOCK AGREEMENT
FOR PHILIP MORRIS INTERNATIONAL INC. COMMON STOCK
(April 16, 2012)

PHILIP MORRIS INTERNATIONAL INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the Award Statement (the “Employee”) under the Philip Morris International Inc. 2008 Performance Incentive Plan (as amended and restated effective February 11, 2010) (the “Plan”), a Deferred Stock Award (the “Award”) dated April 16, 2012 (the “Award Date”) with respect to the number of shares set forth in the Award Statement (the “Deferred Shares”) of the Common Stock of the Company (the “Common Stock”), all in accordance with and subject to the following terms and conditions:

1.    Restrictions. Subject to Section 2 below, the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall vest on the Vesting Date set forth in the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the PMI Group during the entire period commencing on the Award Date and ending on the Vesting Date, and provided further that the Employee has complied with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”).

2.    Termination of Employment Before Vesting Date. In the event of the termination of the Employee’s employment with the PMI Group prior to the Vesting Date due to (a) death, Disability or Normal Retirement, or (b) early retirement or separation from service (other than for cause), in either case by mutual agreement and after the Employee has attained age 58, then the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall become fully vested on the date of (i) death, Disability, Normal Retirement, or (ii) such early retirement or separation from service or such earlier date specified in such mutual agreement.

Subject to the provisions of section 6(a) of the Plan, if the Employee’s employment with the PMI Group is terminated prior to the Vesting Date for any reason not specified in clauses (a) or (b) of the preceding paragraph, the Employee shall forfeit all rights to the Deferred Shares. Notwithstanding the foregoing and except as provided in section 6(a) of the Plan, upon the termination of an Employee’s employment with the PMI Group, the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Deferred Shares.

3.    Voting and Dividend Rights. The Employee does not have the right to vote the Deferred Shares or receive dividends prior to the date, if any, such Deferred Shares are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Employee shall receive cash payments (less applicable withholding taxes) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the Deferred Shares that have not been forfeited, as such dividends are paid.

4.    Transfer Restrictions. This Award and the Deferred Shares are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Deferred Shares shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 7 below.

5.    Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting, vesting, or payment of this Award, as the case may be, by deducting the number of Deferred Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Deferred Shares awarded, vested, paid, or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award, or hypothetical withholding tax amounts if the Employee is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested Deferred Shares by the Employee. Deferred Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Common Stock received in payment of vested Deferred Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

6.    Death of Employee. If any of the Deferred Shares shall vest upon the death of the Employee, any Common Stock received in payment of the vested Deferred Shares shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have received in writing a beneficiary designation, the Common Stock shall be registered in the name of the designated beneficiary.

7.     Payment of Deferred Shares. Each Deferred Share granted pursuant to this Award represents an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable after the date the Deferred Share becomes fully vested pursuant to Section 1 or 2 and otherwise subject to the terms of this Agreement, the value of one share of the Common Stock. Except as otherwise expressly provided in the Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) in the form of Common Stock as soon as practicable following the full vesting of the Deferred Share pursuant to Section 1 or 2 (and, if the Employee is subject to US Federal income tax, in no event later than March 15 of the calendar year following such Employee’s separation from service, except as otherwise provided in Section 8 below), provided, however, that if the Company determines that settlement in the form of Common Stock is impractical or impermissible under the laws of the Employee’s country of residence, the Deferred Shares will be settled in the form of cash, and provided further that any applicable waiting period under HSR has expired or been terminated.

8.    Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee is subject to US Federal income tax on any part of the payment of the Deferred Shares, and will become eligible for Normal Retirement (a) for Deferred Shares with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (b) for Deferred Shares with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then the Deferred Shares shall be subject to the following provisions of this Section 8. If the Employee is a “specified employee” within the meaning of section 409A of the Internal Revenue Code and the regulations thereunder (“Code section 409A”), any payment of Deferred Shares under Section 7 that is on account of his separation from service and is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death. In the event of a “Change in Control” under section 6(c) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A-3(i)(5)(i), the Deferred Shares shall vest as set forth in section 6(a) of the Plan, but shall not be paid upon such Change in Control as provided by section 6(a) of the Plan, and shall instead be paid at the time the Deferred Shares would otherwise be paid pursuant to this Agreement. References to termination of employment and separation from service shall be interpreted to mean a separation from service, within the meaning of Code section 409A, with the Company and all of its affiliates treated as a single employer under Code section 409A. This Agreement shall be construed in a manner consistent with Code section 409A.

9.    Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course affecting the Company’s financial statements, an Employee has received more compensation in connection with this Award than would have been paid absent the fraud, misconduct, write-off or incorrect financial statement, the Board or Committee, in its discretion, shall take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the partial or full cancellation of this Award and, with respect to Deferred Shares that have vested, requiring the Employee to repay to the Company the partial or full Fair Market Value of the Award determined at the time of vesting. The Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate action in such circumstances.

10.    Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Philip Morris International Inc., 120 Park Avenue, New York, New York 10017) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. Subject to the provisions of section 6(a) of the Plan, in the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Deferred Shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the PMI Group, in each case subject to any Board or Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment under a pension plan of any member of the PMI Group or under an employment contract with any member of the PMI Group on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. “PMI Group” means the Company and each of its subsidiaries and affiliates. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

IN WITNESS WHEREOF, this Deferred Stock Agreement has been duly executed as of April 16, 2012.

PHILIP MORRIS INTERNATIONAL INC.

/s/ JERRY WHITSON
Jerry Whitson Deputy General Counsel and Corporate Secretary Philip Morris International Inc.